EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2005 (except for Note 16, as to which the date is February 22, 2005), accompanying the financial statements and schedule of Health Grades, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2004, that is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Denver, Colorado
April 21, 2005